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                                                                    EXHIBIT 99.1



Press Release
June 15, 2001




                          *** FOR IMMEDIATE RELEASE ***
                               JOINT NEWS RELEASE
                          ANCHOR BANCORP WISCONSIN INC.
                              LEDGER CAPITAL CORP.

Contact persons:
Douglas J. Timmerman, President                   James D. Smessaert, President
Anchor BanCorp Wisconsin Inc.                     Ledger Capital Corp.
(608) 252-8782                                    (414) 290-7900


         Anchor BanCorp Wisconsin Inc. and Ledger Capital Corp. to Merge

Madison and Glendale, WI. Anchor BanCorp Wisconsin Inc. ("Anchor"), Madison, Wisconsin, (NASDAQ:"ABCW") and Ledger Capital Corp. ("Ledger"), Glendale, Wisconsin (NASDAQ: "LEDG") announced today they have entered into a definitive agreement providing for the merger of Ledger with and into Anchor. Anchor is the parent holding company for AnchorBank, fsb, a $3.13 billion financial institution with 49 full service offices and 3 lending only facilities in 36 Wisconsin cities. Ledger is the parent holding company for Ledger Bank, S.S.B. a $507 million financial institution with 4 full service offices and one limited service office in 3 Wisconsin cities. Ledger recently changed its name from Hallmark Capital Corp., while Ledger Bank was previously known as West Allis Savings Bank.

James D. Smessaert, President of Ledger said, "We believe the proposed merger is in the long-term interests of both our customers and our shareholders. Our shareholders will receive shares in a company whose management and directors have a long-term track record of increasing stockholder value. For our customers, it is a merger of neighbors, so all Ledger Bank offices will continue to operate. This means that you will see the same friendly people cashing your checks, taking your deposits and opening your accounts. Our customers will continue to experience excellence in service, and additionally, they will be able to do business in Anchor offices throughout the state."


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Douglas J. Timmerman, President of Anchor said, "We look forward to welcoming the shareholders and customers of Ledger Bank to the AnchorBank family. We are exceptionally pleased to be able to expand both personal and business banking services in the largest metropolitan area of the state. With this merger, Anchor will have offices in the five largest population areas in the State of Wisconsin. Anchor customers will have increased access to their accounts and shareholders will own a significantly stronger franchise."

Pursuant to the merger agreement, Ledger shareholders will have the right to elect to receive, for each share of Ledger common stock they own, either (i)
1.10 shares of Anchor common stock (the "Exchange Ratio"), or (ii) an amount of cash equal to the Exchange Ratio multiplied by the closing price of Anchor common stock as quoted on NASDAQ as of the effective time of the merger. However, the merger agreement provides that the total number of shares of Ledger common stock that may be converted to cash cannot exceed 20% of the total number of shares of Ledger common stock outstanding. Accordingly, to the extent cash elections by Ledger shareholders exceed the 20% ceiling, certain allocation procedures outlined in the merger agreement will apply and cash elections in excess of the 20% ceiling will be treated as elections to receive Anchor common stock. Based on Anchor's closing stock price of $14.78 on June 15, 2001, the transaction has an approximate total value of $42.5 million, and represents a price of $16.26 for each Ledger share. Ledger shareholders will receive election forms explaining their stock and cash election rights, and the procedure for making their election, following receipt of shareholder approval of the transaction.

The agreement does not provide for an adjustment in the Exchange Rate. Ledger has been granted the right to terminate the transaction if Anchor's average stock price for a specified measurement period declines by more than 15 percent relative to the SNL Securities Midwest Thrift Index (the "Index"); similarly, Anchor has been granted the right to terminate the transaction if its average stock price over the same measurement period increases by more than 15 percent relative to the Index.

The merger agreement permits Ledger, to the extent permitted by applicable law and regulations, to continue its previously-announced open-market stock repurchase program and to repurchase in the open market up to 5% of its stock, or a greater percentage with Anchor's approval. Anchor intends to continue to effect open-market purchases of Anchor stock from time to time in accordance with its previously announced open-market stock repurchase program, to the extent permitted by applicable law and regulations.

As part of the proposed transaction, Ledger is entitled to receive a $1 million termination fee if Anchor wrongfully terminates the merger agreement, and Anchor would be entitled to a $1 million termination fee if Ledger terminates the agreement under certain circumstances. In addition, Ledger has granted Anchor an option to purchase shares of Ledger common stock in an amount equal to 19.9% of Ledger's outstanding shares of common stock under certain conditions.


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Under the terms of the merger agreement, the merger will be accomplished through a tax-free exchange of shares of Anchor common stock and accounted for as a purchase transaction. However, the transaction will be taxable with respect to those Ledger shareholders who elect to receive, and receive, cash in exchange for their shares of Ledger common stock.

The Board of Directors of the combined company will include all the existing Board members of Anchor and James D. Smessaert from the Ledger Board.

Consummation of the merger is subject to applicable regulatory approvals and to approval by Ledger's shareholders. In connection with the approval of the transaction, Ledger's Board has received a fairness opinion from its financial advisor, William Blair & Company, and Anchor's Board has received a fairness opinion from its financial advisor, Howe Barnes Investments.

The parties expect that the merger, if approved, will be completed in the fourth quarter of calendar 2001. Anchor expects that, after it has had the opportunity to integrate Ledger's business with its own, it will be able to achieve cost savings of approximately 20% of Ledger's historical operating expense. If the merger is completed in the anticipated time frame and Anchor is able to realize these cost savings, Anchor currently projects that the merger will have no effect on its earnings during its fiscal year ending March 31, 2002, the year in which the merger is expected to be completed, and that it will be approximately $0.04 to $0.05 per-share accretive to earnings in Anchor's March 31, 2003 fiscal year, determined by excluding amortization of goodwill under the proposed FASB changes to the accounting treatment for business combinations. Additionally, the parties believe there are significant opportunities for revenue synergies resulting from mortgage, commercial and consumer loan growth.

Information about AnchorBank's products and services can be accessed on the Internet at http://www.anchorbank.com. Information about Ledger Bank can be accessed on the Internet at http://www.ledgerbank.com.

Anchor plans to file with the U.S. Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4, and Ledger plans to file a Proxy Statement with the SEC, with respect to the proposed merger described in this news release. The parties expect to mail a Combined Proxy Statement/Prospectus to Ledger shareholders containing information about the merger.

WE URGE YOU TO READ THE REGISTRATION STATEMENT AND THE COMBINED PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE. The Registration Statement and the Combined Proxy Statement/Prospectus will contain important information about Anchor, Ledger and about the proposed merger. You will be able to obtain free copies of these documents (when they become available) through the web site maintained by the SEC at http://www.sec.gov.


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Shareholders can also obtain copies of any documents Ledger or Anchor have filed with the SEC by contacting their respective investor relations departments.

Ledger and its directors, executive officers and certain employees may be considered participants in the solicitation of proxies in connection with the proposed merger. Information concerning Ledger's directors and executive officers can be found in Ledger's Annual Report on Form 10-K for the year ended June 30, 2000 and proxy statement for Ledger's 2000 annual shareholders' meeting as filed with the SEC. Some directors and executive officers of Ledger have direct or indirect interests in the merger due to their ownership of common stock and options of Ledger and the vesting of options and rights to severance payments in connection with the merger. Additional information regarding the participants in the solicitation will be contained in the Combined Proxy Statement/Prospectus.


This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for Anchor BanCorp Wisconsin Inc., Ledger Capital Corp. and the combined company to be created by the merger. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on various assumptions, including the assumption that the parties will complete the merger as currently contemplated. These forward-looking statements, and the assumptions, involve significant risks and uncertainties, many of which are beyond the control of Anchor or Ledger. Actual results and other financial information may differ materially from the results and financial information presented in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) uncertainties with respect to the timing and completion, and the accounting and tax treatment, of the proposed merger; (2) currently-anticipated cost savings from the merger cannot be fully realized or realized within the expected time frame; (3) revenues following the merger are lower than expected; (4) competitive pressures among financial institutions increase significantly; (5) unanticipated costs or difficulties related to the integration of the businesses of Anchor and Ledger are greater than expected; (6) general economic conditions are less favorable than expected; (7) movements in market interest rates that reduce the companies' margins; (8) legislation or regulatory changes adversely affect the businesses in which the combined company will be engaged; and (9) business, competitive, operational and other risk factors identified or discussed in public filings made by Anchor or Ledger in filings with the Securities and Exchange Commission.